[EXECUTION]

SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (the "Sixth Amendment"), effective as of the 31st day of March, 2006, by and among Streicher Mobile Fueling, Inc., a Florida corporation (hereinafter referred to as "Fueling"), SMF Services, Inc., a Delaware corporation (hereinafter referred to as "Services"), H & W Petroleum Company, Inc., a Texas corporation (hereinafter referred to as "H & W" and, collectively with Fueling and Services, as "Borrower") and Wachovia Bank, National Association, successor by merger to Congress Financial Corporation (Florida) (hereinafter referred to as "Lender").

RECITALS

A. On September 26, 2002, Fueling and Lender entered into a Loan and Security Agreement (the "Agreement"), establishing a revolving line of credit (the "Revolving Loans") by Lender in favor of Fueling.

B. Fueling and Lender executed a Consent and First Amendment to Loan and Security Agreement dated as of March 31, 2003 (the "First Amendment"), consenting to certain subordinated debt of Fueling and modifying certain defined terms in the Agreement.

C. Fueling and Lender executed a Second Amendment to Loan and Security Agreement dated as of August 29, 2003 (the “Second Amendment”), (1) permitting Fueling to incur certain additional secured Indebtedness, and (2) releasing Lender's security interest in the patents (including the related trade names utilized in such patents) constituting a portion of the Collateral, subject to the terms and conditions stated therein.

D. Fueling and Lender executed a Third Amendment to Loan and Security Agreement dated as of August 30, 2003 (the "Third Amendment"), modifying certain terms of the Agreement in order to reflect that the amount of the additional secured Indebtedness contemplated by the Second Amendment exceeded the actual amount thereof.

E. Fueling, Services and Lender executed a Fourth Amendment to Loan and Security Agreement dated as of February 18, 2005 (the "Fourth Amendment"), adding Services as an additional borrower under the Revolving Loans, extending the term of the Agreement, and modifying the applicable Interest Rate, the unused line fee and certain covenants of the Agreement.

F. Fueling, Services, H & W and Lender executed a Fifth Amendment to Loan and Security Agreement dated as of October 1, 2005 (the "Fifth Amendment"), adding H & W as an additional borrower under the Revolving Loans, extending the term of the Agreement, increasing the Maximum Credit amount for the Revolving Loans, adding certain inventory to the Borrowing Base, decreasing the applicable Interest Rate, and modifying certain covenants and other terms of the Agreement.

G. Borrower and Streicher Realty, Inc., a Florida corporation, have requested that, effective March 31, 2006, Lender (1) add (a) an Interest Rate option based on the London interbank offered rate, and (b) certain leased Vehicles and Equipment to the Excluded Assets from the Collateral, and (2) amend the Capital Expenditures covenant of the Agreement, and Lender is agreeable to same, subject to the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants of the parties hereto, and for other good and valuable consideration, it is agreed as follows:

1. The foregoing statements are true and correct and are incorporated herein as if set forth in full.

2. Unless otherwise defined herein, all terms used herein shall have the definitions specified in the Agreement, as modified by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment; all references hereinafter made to the Agreement to include the modifications thereto effectuated pursuant to the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment.

3. Borrower confirms and acknowledges that the balance due Lender under the Revolving Loans as of the close of business on March 31, 2006 was the principal amount of $13,346,942.75 plus accrued interest since the date last paid, all free and clear of any defense, set-off or counterclaim.

4. The Agreement is hereby modified as follows (all references to Sections and Subsections being the applicable Sections and Subsections of the Agreement):

(a) Sections 1.7, 1.29, 1.37, 1.49 and 1.69 are amended and restated in their entirety to read as follows:

1.7
"Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of Florida or the State of North Carolina, and a day on which Lender is open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

1.29
"Financing Agreements" shall mean, collectively, this Agreement and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any Obligor in connection with this Agreement, except Swap Agreements.

1.37
“Interest Rate” shall mean, as to Prime Rate Loans, a rate equal to three-quarters (.75%) percent per annum in excess of the Prime Rate and, as to Eurodollar Rate Loans, a rate of three and one-half (3.5%) percent per annum in excess of the Adjusted Eurodollar Rate (based on the London Interbank Offered Rate applicable for the Interest Period selected by Borrower as in effect two (2) Business Days prior to the commencement of the Interest  Period, whether such rate is higher or lower than any rate previously quoted to Borrower); provided, that, notwithstanding anything to the contrary contained herein, the Interest Rate shall mean the rate of three and three-quarters (3.75%) percent per annum in excess of the Prime Rate as to Prime Rate Loans and the rate of six and one-half (6.5%) percent per annum in excess of the Adjusted Eurodollar Rate as to Eurodollar Rate Loans, at Lender's option, without notice, (a) either (i) for the period on and after the date of termination or non-renewal hereof until such time as all Obligations are indefeasibly paid and satisfied in full in immediately available funds, or (ii) for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Lender and (b) on the Revolving Loans at any time outstanding in excess of the Borrowing Base or the Revolving Loan Limit (whether or not such excess(es) arise or are made with or without Lender's knowledge or consent and whether made before or after an Event of Default).

1.49
"Obligations" means all obligations now or hereafter owed to Lender or any Affiliate of Lender by Borrower, whether related or unrelated to the Loans, this Agreement or the Financing Agreements, including, without limitation, amounts owed or to be owed under the terms of the Financing Agreements, or arising out of the transactions described therein, including, without limitation, the Loans, any Indebtedness arising out of or relating to any deposit accounts of Borrower at Lender or any Affiliate of Lender or any cash management services or other products or services, including merchant card and ACH transfer services, letter of credit obligations for outstanding Letter of Credit Accommodations, obligations for banker's acceptances issued for the account of Borrower or its Subsidiaries, amounts paid by Lender under Letter of Credit Accommodations or drafts accepted by Lender for the account of Borrower or its Subsidiaries, together with all interest accruing thereon, including any interest on pre-petition Indebtedness accruing after bankruptcy, all existing and future obligations under any Swap Agreements between Lender or any Affiliate of Lender and Borrower whenever executed (including obligations under Swap Agreements entered into prior to any transfer or sale of Lender's interests hereunder if Lender ceases to be a party hereto) , all fees, all costs of collection, attorneys' fees and expenses of or advances by Lender which Lender pays or incurs in discharge of obligations of Borrower or to inspect, repossess, protect, preserve, store or dispose of any Collateral, whether such amounts are now due or hereafter become due, direct or indirect and whether such amounts due are from time to time reduced or entirely extinguished and thereafter reincurred.

1.69
“Excluded Assets” shall mean (i) the Vehicles of Second Borrower acquired from Shank C&E Investments, L.L.C. (“Shank”) on February 18, 2005 and securing the January 2005 Indebtedness (hereinafter defined), including future additions, parts, accessories, attachments, substitutions, repairs, related intangibles and improvements and replacements to or of any such Vehicle, (ii) the Equipment of Second Borrower acquired from Shank on February 18, 2005 and securing the January 2005 Indebtedness, including future additions, parts, accessories, attachments, substitutions, repairs, related intangibles and improvements and replacements to or of any such Equipment, (iii) the intangible assets of Second Borrower acquired from Shank on February 18, 2005, securing the January 2005 Indebtedness and listed on Schedule A hereto, (iv) the Vehicles owned or leased by New Borrower on October 1, 2005 and securing the September 2005 Indebtedness (hereinafter defined), including future additions, parts, accessories, attachments, substitutions, repairs, related intangibles and improvements and replacements to or of any such Vehicle, and (v) the Equipment owned or leased by New Borrower on October 1, 2005 and securing the September 2005 Indebtedness, including future additions, parts, accessories, attachments, substitutions, repairs, related intangibles and improvements and replacements to or of any such Equipment.

(b) The following defined terms and definitions are added to Section 1:

1.74
“Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), the rate per annum determined by dividing (a) the London Interbank Offered Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, “Reserve Percentage” shall mean for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to Lender. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

1.75	“Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

1.77
“London Interbank Offered Rate” shall mean, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, that, if more than one rate is specified on Telerate Page 3750, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

1.78	“Prime Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

1.79
"Swap Agreement" has the meaning for swap agreement as defined in 11 U.S.C. § 101, as in effect from time to time, or any successor statute, and includes, without limitation, any rate swap agreement, forward rate agreement, commodity swap, commodity option, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option and any other similar agreement.

(c) Section 3.1 is amended and restated in its entirety to read as follows:

3.1 Interest

(a) Borrower shall pay to Lender interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.

(b) Borrower may from time to time request Eurodollar Rate Loans or may request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from Borrower shall specify the amount of the Eurodollar Rate Loans or the amount of the Prime Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Lender of such a request from Borrower, such Eurodollar Rate Loans shall be made or Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (1) no Default or Event of Default shall exist or have occurred and be continuing, (2) no party hereto shall have sent any notice of termination of this Agreement, (3) Borrower shall have complied with such customary procedures as are established by Lender and specified by Lender to Borrower from time to time for requests by Borrower for Eurodollar Rate Loans, (4) no more than four (4) Interest Periods may be in effect at any one time, (5) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (6) the maximum amount of the Eurodollar Rate Loans at any time requested by Borrower shall not exceed the amount equal to eighty (80%) percent of the lowest principal amount of the Revolving Loans which it is anticipated will be outstanding during the applicable Interest Period, as determined by Lender (but with no obligation of Lender to make such Loans), and (7) Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Lender through the Reference Bank and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower. Any request by Borrower for Eurodollar Rate Loans or to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Lender and Reference Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Lender and Reference Bank had purchased such deposits to fund the Eurodollar Rate Loans.

(c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Lender has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Lender's option, upon notice by Lender to Borrower, be subsequently converted to Prime Rate Loans in the event that this Agreement shall terminate or not be renewed. Borrower shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

(d) Interest shall be payable by Borrower to Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrower to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

(d) Section 3.5, reading as follows, is added immediately after Section 3.4:

3.5 Changes in Laws and Increased Costs of Loans.

(a) If after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to Lender or any banking or financial institution from whom Lender borrows funds or obtains credit (a “Funding Bank”), or (ii) a Funding Bank or Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank or Lender determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank or Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or Lender’s policies with respect to capital adequacy) by an amount deemed by Lender to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to Lender of funding or maintaining the Loans or the Letter of Credit Accommodations, then Borrower shall from time to time upon demand by Lender pay to Lender additional amounts sufficient to indemnify Lender against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified). A certificate as to the amount of such increased cost shall be submitted to Borrower by Lender and shall be conclusive, absent manifest error.

(b) If prior to the first day of any Interest Period, (i) Lender shall have determined in good faith (which determination shall be conclusive and binding upon Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period, (ii) Lender determines that the Adjusted Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to Lender of making or maintaining Eurodollar Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the Eurodollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Lender shall give telecopy or telephonic notice thereof to Borrower as soon as practicable thereafter, and will also give prompt written notice to Borrower when such conditions no longer exist. If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as Prime Rate Loans and (C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Prime Rate Loans. Until such notice has been withdrawn by Lender, no further Eurodollar Rate Loans shall be made or continued as such, nor shall Borrower have the right to convert Prime Rate Loans to Eurodollar Rate Loans.

(c) Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Lender shall promptly give written notice of such circumstances to Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Prime Rate Loans to Eurodollar Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for Lender to make or maintain Eurodollar Rate Loans, Lender shall then have a commitment only to make a Prime Rate Loan when a Eurodollar Rate Loan is requested and (iii) Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.5(d) below.

(d) Borrower shall indemnify Lender and to hold Lender harmless from any loss or expense which Lender may sustain or incur as a consequence of (i) default by Borrower in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) default by Borrower in making any prepayment of a Eurodollar Rate Loan after Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (B) the amount of interest (as reasonably determined by such Lender) which would have accrued to Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.

(e) The third sentence of Subsection 6.4(a) is amended and restated in its entirety to read as follows:

Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Borrower, or unless a Default or an Event of Default shall exist or have occurred and be continuing, Lender shall not apply any payments which it receives to any Eurodollar Rate Loans, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans, or (B) in the event that there are no outstanding Prime Rate Loans and (ii) to the extent Borrower uses any proceeds of the Loans or Letter of Credit Accommodations to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letter of Credit Accommodations that were not used for such purposes and second to the Obligations arising from Loans and Letters of Credit Accommodations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which Borrower acquired such rights in or the use of such Collateral.

(f) Section 9.17 is amended and restated in its entirety to read as follows:

9.17 Capital Expenditures. Borrower shall not make Capital Expenditures which in the aggregate exceed $3,200,000 during fiscal year 2006, $1,500,000 during fiscal year 2007 or $750,000 during any fiscal year thereafter.

5. Each and every reference to the Agreement in the other Financing Agreements shall be deemed to refer to the Agreement, as modified by this Sixth Amendment.

6. Borrower represents and warrants to Lender that, except as has been otherwise disclosed to Lender in writing, the representations and warranties contained in the Agreement and all related loan documentation are true and correct on and as of the date hereof (with the same force and effect as if made on and as of the date hereof, other than representations and warranties made as of a specific date which shall be deemed made as of such date) and with respect to this Sixth Amendment and the related documentation referenced herein, and that no Default or Event of Default shall have occurred and be continuing. Specifically, (a) Fueling represents and warrants that its Articles of Incorporation and Bylaws, certified on September 26, 2002 were not amended on or subsequent to their aforesaid certification date, other than the July 23, 2003 amendment to Articles of Incorporation increasing the number of authorized shares of common stock from 20,000,000 to 50,000,000 shares, (b) Services represents and warrants that its Certificate of Incorporation and Bylaws, certified on February 18, 2005 were not amended on or subsequent to their aforesaid certification date, and (c) H & W represents and warrants that its Articles of Incorporation and Bylaws, certified on October 1, 2005 were not amended on nor subsequent to their aforesaid certification date.

7. Borrower acknowledges and confirms that all Collateral furnished in connection with the Agreement, except patents, continue to secure the Obligations and indebtedness thereunder, as hereby modified.

8. Borrower and Obligor each hereby release and forever discharge Lender and each and every one of its directors, officers, employees, representatives, legal counsel, agents, parents, subsidiaries and affiliates, and persons employed or engaged by them, whether past or present (hereinafter collectively referred to as the "Lender Releasees"), of and from all actions, agreements, damages, judgments, claims, counterclaims, and demands whatsoever, liquidated or unliquidated, contingent or fixed, determined or undetermined, at law or in equity, which Borrower or Obligor, had, now has, or may have against the Lender Releasees, or any of them, for, upon or by reason of any matter, cause or thing whatsoever to the date of this Sixth Amendment, whether arising out of, related to or pertaining to the Obligations, the Financing Agreements, or otherwise, including, without limitation, the negotiation, closing, administration, and funding of the Obligations or the Financing Agreements. Borrower and Obligor each acknowledges that this provision is a material inducement for Lender entering into this Sixth Amendment and this provision shall survive payment in full of all Obligations and termination of all Financing Agreements.

9. Borrower shall pay all out-of-pocket expenses incurred by Lender in connection with the preparation for and closing of the transaction contemplated under this Sixth Amendment, including, without limitation, the fees and expenses of special counsel for Lender. In addition, Borrower shall pay any and all taxes (together with interest and penalties, if any, applicable thereto) and fees, including, without limitation, documentary stamp taxes, now or hereafter required in connection with the execution and delivery of the Agreement, as hereby amended, and all related documents, instruments and agreements.

10. Except as expressly modified herein, all terms and provisions of the Agreement, and all other documents, instruments and agreements executed and/or delivered in connection with the Agreement, shall remain unchanged and in full force and effect; provided, however, in the event of any inconsistency, incongruity or conflict between the terms of the Agreement and the terms of this Sixth Amendment, the terms of this Sixth Amendment shall govern and control. No consent of Lender hereunder shall operate as a waiver or continuing consent with respect to any instance or event other than those specified herein. Neither this Sixth Amendment nor any earlier waiver or amendment of the Agreement will constitute a novation or have the effect of discharging any liability or obligation evidenced by the Agreement or any related document. This Sixth Amendment shall not be deemed to prejudice any rights or remedies which Lender may now have or may have in the future under or in connection with the Agreement or the Financing Agreements or any of the instruments or agreements referred to therein, as the same may be amended, restated or otherwise modified. This Sixth Amendment is part of the Agreement and constitutes a Financing Agreement thereunder.

11. All covenants, agreements, representations and warranties contained herein shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Lender.

12. This Sixth Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

13. This Sixth Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida, without giving effect to its conflict of law principles.

14. LENDER, BORROWER AND OBLIGOR EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SIXTH AMENDMENT OR THE AGREEMENT AND ANY AGREEMENT, DOCUMENT OR INSTRUMENT EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER ENTERING INTO THIS SIXTH AMENDMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amendment the 26th day of September 2006, effective as of the 31st day of March, 2006.

BORROWER:

STREICHER MOBILE FUELING, INC., a Florida corporation

By:	/s/ Richard E. Gathright
Name: Richard E. Gathright
Title: President and Chief Executive Officer

SMF SERVICES, INC., a Delaware corporation

By:	/s/ Richard E. Gathright
Name: Richard E. Gathright
Title: President and Chief Executive Officer

H & W PETROLEUM COMPANY, INC., a Texas corporation

By:	/s/ Richard E. Gathright
Name: Richard E. Gathright
Title: Chief Executive Officer

LENDER:

WACHOVIA BANK, NATIONAL ASSOCIATION, SUCCESSOR BY MERGER TO CONGRESS FINANCIAL CORPORATION (FLORIDA)

By:	/s/ Pat Cloninger
Name: Pat Cloninger
Title: Vice President

[EXECUTION]

JOINDER

The undersigned: (1) acknowledges and confirms that Lender's loans, advances and credit to Borrower have been, are and will continue to be of direct economic benefit to the undersigned, (2) acknowledges that it has previously waived any right to consent to the foregoing or any future amendment to the Agreement but, nevertheless, consents to all terms and provisions of the Sixth Amendment which are applicable to it, and agrees to be bound by and comply with such terms and provisions, and (3) acknowledges and confirms that its guarantee in favor of Lender executed in connection with the Agreement is valid and binding and remains in full force and effect in accordance with its terms (without defense, setoff or counterclaim against enforcement thereof), which include, without limitation, its guarantee in connection with the Agreement, as modified by the Sixth Amendment.

GUARANTOR:

STREICHER REALTY, INC., a Florida corporation

By:	/s/ Richard E. Gathright
Name: Richard E. Gathright
Title: President and Chief Executive Officer